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                                                                   EXHIBIT 10.22


                                  ALTANA, INC.




                           THERAPEUTIC ANTIBODIES INC




                             DISTRIBUTION AGREEMENT






                                 October 2, 1997
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                                TABLE OF CONTENTS


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                                                                            PAGE
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
1.       RECITALS............................................................ 1
2.       DEFINITIONS......................................................... 1
3.       CLINICAL TRIALS..................................................... 4
4.       REGISTRATION........................................................ 4
5.       MANUFACTURING....................................................... 4
6.       APPOINTMENT OF AUTHORIZED DISTRIBUTOR............................... 5
7.       DISTRIBUTION OF PRODUCTS............................................ 5
8.       PAYMENTS............................................................ 7
9.       RECORDS AND REPORTING............................................... 7
10.      ORDER PROCEDURE..................................................... 8
11.      SHIPMENT, RISK OF LOSS, AND DELIVERY................................ 10
12.      PRODUCT MANAGEMENT ASSISTANCE....................................... 10
13.      COMPLIANCE.......................................................... 10
14.      TRADEMARKS AND PROPRIETARY RIGHTS................................... 10
15.      DURATION AND TERMINATION OF AGREEMENT............................... 12
16.      INDEMNIFICATION..................................................... 14
17.      REPRESENTATIONS AND WARRANTIES...................................... 15
18.      DISCLAIMER OF WARRANTIES; LIMITED LIABILITY......................... 15
19.      CONFIDENTIALITY..................................................... 16
20.      ENFORCEMENT......................................................... 17
21.      GENERAL............................................................. 17

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                             DISTRIBUTION AGREEMENT


         This Distribution Agreement is made and entered into this ____ day of October, 1997, by and between ALTANA, INC., a New York corporation located in Melville, New York ("Altana") and THERAPEUTIC ANTIBODIES INC, a Delaware corporation located in Nashville, Tennessee ("TAb").

                              W I T N E S S E T H:

         1.       Recitals.

                  1.1 TAb has developed and is the sole owner of all worldwide right, title, and interest in and to certain antibody products.

                  1.2 TAb is seeking to obtain registration and marketing approval for certain products from the United States Food and Drug Administration so that such products may be distributed in the United States of America and its territories and possessions.

                  1.3 Altana has agreed to distribute certain antibody products of TAb on the terms and subject to the conditions set forth herein.

         2.       Definitions.

                  2.1 "Clinical Trials" shall mean any and all investigations, evaluations, or experiments that are conducted on human beings in relation to the potential use of each Product.

                  2.2 "Commencement Date" means, with respect to each Product within the Territory, the date on which TAb receives Product Approval (as defined herein).

                  2.3 "Confidential Information of TAb" means all information obtained or developed by Altana which relates to TAb's business or the Products, regardless of the form in which such information is transmitted, including, without limitation, all such information previously obtained by Altana pursuant to the Confidentiality Agreement dated April 1, 1995, between TAb and Altana (the "Confidentiality Agreement"), all information furnished to Altana by TAb in relation to the Products or to TAb, all Results, and all Trade Secrets. The following shall not be considered Confidential Information of TAb for purposes hereof:

                  (a) Information that is already in the possession of Altana at the time it is received from TAb or developed on TAb's behalf, so long as Altana can provide satisfactory written documentation of such;

                  (b) Information received by Altana from a Person which has the right to disclose the same, so long as the receiving party promptly notifies TAb of its belief that the information is excepted under the terms of this subsection;

                  (c) Information that is or becomes publicly available without the fault of Altana; or

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                  (d) Information that Altana is obligated to produce pursuant to an order of a court of competent jurisdiction or a valid administrative order; provided that if Altana is subject to such an order, it must promptly notify TAb and cooperate with TAb's efforts to contest or limit the scope of such order.

In the event of a dispute regarding the applicability of the above exceptions to the definition of Confidential Information of TAb, Altana shall have the burden of producing clear and convincing proof that the information should be excepted from the definition of Confidential Information of TAb.

                  2.4 "Confidential Information of Altana" means all information obtained by TAb which relates to Altana's business, existing or potential customers of Altana, and product marketing data of Altana, regardless of the form in which such information is transmitted. Neither the Confidential Information of TAb nor the following shall be considered the Confidential Information of Altana for purposes hereof:

                  (a) Information that is already in the possession of TAb at the time it is received from Altana, so long as TAb can provide satisfactory written documentation of such;

                  (b) Information received by TAb from a Person which has the right to disclose the same, so long as the receiving party promptly notifies Altana of its belief that the information is excepted under the terms of this subsection;

                  (c) Information that is or becomes publicly available without the fault of TAb; or

                  (d) Information that TAb is obligated to produce pursuant to an order of a court of competent jurisdiction or a valid administrative order; provided that if TAb is subject to such an order, it must promptly notify Altana and cooperate with Altana's efforts to contest or limit the scope of such order.

In the event of a dispute regarding the applicability of the above exceptions to the definition of Confidential Information of Altana, TAb shall have the burden of producing clear and convincing proof that the information should be excepted from the definition of Confidential Information of Altana.

                  2.5 "Confidential Information" means collectively Confidential Information of TAb and Confidential Information of Altana.

                  2.6 "Documentation" means any and all labels, instructions (including without limitation instructions for storage and handling), manuals, specifications, warnings and similar documentation regarding the Products prepared by or for TAb.

                  2.7 "End User" means a Person who purchases the Product for such Person's own use or for administration to patients, and not for redistribution.

                  2.8 "FDA" means the United States Food and Drug Administration or any successor governmental agency performing similar functions.




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                  2.9  "Net Sales Revenue" means the aggregate amount billed by
Altana, directly or indirectly, for the sale of the Products, provided that Net Sales Revenue shall not include cash discounts, allowances, sales tax (if any), and returns actually credited. If, as a result of governmental action, customs clearance costs should materially increase over levels as of the date of this Agreement, then such customs clearance costs shall be included as a reduction of Net Sales Revenue for purposes of determining the Altana purchase price of the Products.

                  2.10 "Person" means an individual, corporation, company, partnership, trust, association, governmental authority or other entity.

                  2.11 "Product" or "Products" means certain antibody products that were developed and are owned by TAb, each of which is described in Schedule 1.1.

                  2.12 "Product Approval" means final FDA approval to market and sell each Product commercially in the Territory for use in humans.

                  2.13 "Proprietary Rights" means the rights and properties described in Section 14.9.

                  2.14 "Regulatory Filing" shall mean any filing of or equivalent to Notice of Claimed Investigational Exemption for a New Drug ("IND"), Product License Application("PLA"), Establishment License Application ("ELA"), or New Drug Application ("NDA") in the United States pursuant to the regulations and procedures required by any regulatory authority in the Territory for the testing, manufacture, distribution, sale, or specific use of the Products.

                  2.15 "Results" means all technology, ideas (whether or not copyrightable), know-how, data, improvements, modifications, innovations, inventions, methodology, processes, techniques, and results, tangible and intangible, developed or discovered by TAb or Altana in connection with the clinical trials, registrations, and approvals contemplated by Sections 3 and 4, or otherwise in connection with the Products or this Agreement.

                  2.16 "Territory" means the United States of America and its territories and possessions.

                  2.17 "Trademarks" means all trademarks, trade names, and other designations of origin used on or in connection with the Products, including, without limitation, CroTAb(R), DigiTAb(TM), and TriTAb(TM).

                  2.18 "Trade Secrets" means all techniques, technology, processes, and know-how related to production and purification of polyclonal antibodies developed by or on behalf of TAb, including (a) the design and syntheses of immunogens which can produce high affinity antibodies in large quantities, (b) the selection, immunization, and handling of animals to produce therapeutic polyclonal antibodies (including breed comparison studies), (c) the aseptic collection and handling of antisera, and (d) closed systems for fully processing and purifying antibodies; types and configuration of processing equipment; lists of suppliers; development plans; methods of operation and management; cost control methods; methods of setting prices; reporting methods; quality assurance programs; information systems; training manuals; databases; production solutions; financial information; customer and prospective customer lists; and all other trade secrets of TAb.


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         3.       Clinical Trials.

                  3.1 TAb has completed Phase II/III Clinical Trials for its antivenom product known as CroTAb(R). As of the date hereof, TAb is conducting Phase II/III Clinical Trials for its digoxin antibody product known as DigiTAb(TM) and is planning to conduct Clinical Trials for its tricyclic antibody product known as TriTAb(TM). TAb is solely responsible for paying for, conducting, monitoring and using commercially reasonable efforts to complete all Clinical Trials necessary for Product Approval for each of the Products in the Territory.

                  3.2 TAb shall at its cost promptly provide Altana with relevant safety and efficacy information in relation to each Product, as it becomes aware of the same from time to time, including information relating to any adverse reactions to a Product.

         4.       Registration.

                  4.1 TAb shall use all commercially reasonable efforts to obtain and maintain Product Approvals for each Product. TAb shall be responsible for the preparation and filing with the FDA of all Regulatory Filings required by the FDA for each Product at its own expense, including the payment of FDA user fees. TAb shall provide Altana an opportunity to review the PLA for each Product prior to submission thereof to the FDA. TAb shall provide Altana with written certification that the Product has obtained Product Approval, promptly upon receipt of the respective Product Approval. Altana agrees that it shall not modify or alter the Products or their packaging and promotional materials in any respect, whether in relation to design, content, manufacture, use or otherwise, without the prior written consent of TAb.

                  4.2 All registrations and approvals obtained for the Products hereunder shall be the sole and exclusive property of TAb. All registrations and approvals shall be held in the name of TAb. All Results shall be the sole and exclusive property of TAb, and Altana hereby assigns to TAb any and all right, title, and interest it may now or in the future have in the Results.

         5.       Manufacturing.

                  5.1 At its own expense, TAb has developed production facilities in the United Kingdom and Australia for the manufacture of the Products.

                  5.2 The Products supplied by TAb to Altana shall not be adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act and shall be manufactured in compliance with (i) current Good Manufacturing Practices as promulgated by the FDA under the Federal Food, Drug and Cosmetic Act, as amended, (ii) specifications formulated by TAb and approved by the FDA (the "Specifications") to be attached hereto as Schedule 5.2 following such approval, and (iii) the Product Approvals. The Product will be manufactured, packaged, and labeled entirely by TAb and/or a third party designated by TAb. TAb shall provide Altana an opportunity to review and advise TAb in regard to the proposed package design for the Product prior to use of such package design for sales pursuant to this Agreement.


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         6.       Appointment of Authorized Distributor.

                  6.1 TAb appoints Altana as an exclusive distributor for each Product solely within the Territory and solely for human use so long as Altana meets the minimum sales requirements set forth on Schedule 7.4; provided, however, that TAb and its designees shall maintain the right to market and distribute CroTAb(R) to zoos and military purchasers in the Territory. The appointment shall be effective on the respective Commencement Dates, and shall terminate in accordance with the provisions of Section 15 below. Subject to the provisions of Section 14 below, Altana is authorized by TAb to use the Trademark which corresponds to the approved Product following each Commencement Date and for the term of this Agreement thereafter solely in connection with Altana's advertisement, marketing, promotion, distribution and sale of such Product in the Territory. No rights are granted to Altana with respect to non-human Product applications; nothing herein shall restrict TAb's ability to develop, manufacture, market, and sell Products for non-human applications.

                  6.2 The rights and licenses granted to Altana under this Agreement are personal, non-transferable, non-assignable, are limited solely to the Products, and in all cases are granted without the right to assign or sublicense. Altana's appointment only grants to Altana a right to market, advertise, promote, sell, and distribute Products in the Territory and does not transfer any right, title, or interest in the Proprietary Rights to Altana.

                  6.3 Altana agrees that it shall not advertise, promote, distribute, sell, or otherwise utilize the Products and/or Trademarks outside of the Territory, and TAb agrees that it will not authorize any of its distributors to supply the Products into the Territory; provided, however, that TAb and its designees retain the right to market and distribute CroTAb(R) to zoos and military purchasers in the Territory. Altana shall take such reasonable measures as TAb requests to ensure that the customers of Altana do not sell CroTAb(R) to zoos and military purchasers in the Territory, and TAb shall take such reasonable measures as Altana requests to ensure that its designees and customers do not sell Products within the Territory except for sales of CroTAb(R) to zoos and the military.

                  6.4 Altana pricing practices for Products shall not include lower prices or concessions designed to enhance sale of other Altana products. Altana agrees that it shall not employ any of the Products as a premium or give-away without the prior written consent of TAb. Any cash discount of greater than two percent (2%) and/or any allowance other than initial stocking allowances must be reviewed and approved by TAb.

         7.       Distribution of Products.

                  7.1 Altana agrees that, beginning on the respective Commencement Dates for the Products in the Territory and continuing through the term of this Agreement, it shall vigorously and diligently, advertise, market, promote, sell and distribute the Products throughout the Territory in strict accordance and conformity with the terms of this Agreement. Without limiting the foregoing, the distribution efforts of Altana hereunder shall be at least as great as the efforts exerted by Altana to distribute and sell its own products. Altana shall advertise, promote, sell and distribute the Products in the Territory through all sales channels appropriate for pharmaceutical products as chosen by Altana and reviewed by TAb in accordance with Section 7.3.



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                  7.2 Except as expressly set forth in this Agreement, TAb shall not supply the Products to any Person located within the Territory other than Altana for the term of this Agreement. Altana agrees that it shall not, within the Territory, develop, manufacture, assemble, advertise, promote, sell or distribute any products or goods competitive with any Product or which by reason of their design, or packaging may be reasonably confused with any Product after the corresponding Commencement Date.

                  7.3 Altana shall be solely responsible for its marketing plan, but shall review the plan with TAb each calendar quarter. TAb acknowledges that customer lists are Altana's property and are confidential except that TAb shall have unrestricted use of the customer lists (without reference or liability to Altana) in the event of uncured breach of this Agreement by Altana.

                  7.4 The annual minimum acceptable Net Sales Revenue for each Product ("Minimums") shall be fifty percent (50%) of the Product sales estimates agreed by TAb and Altana, as specified in Schedule 7.4. Failure to meet the Minimums on any Product at any time after the second anniversary of the Physicians Launch Date (defined herein) for such Product shall entitle TAb to terminate this Agreement with respect to the Product for which the Minimums were not met, following thirty (30) days' written notice, unless (a) Altana pays TAb, within the notice period of thirty (30) days, the difference between (i) the amount TAb would have received in royalty and other payments hereunder if the Minimums for such period had been met, and (ii) the amount actually received by TAb for such period, or (b) TAb fails to meet its supply obligations for the Product at issue as set forth in Section 10 in the two successive Purchase Periods (defined herein) preceding Altana's failure to meet the Minimums. The Physicians Launch Date for each Product shall be three (3) months following the initial receipt by Altana of stock of such Product that has received Product Approval and that is supplied in accordance with Section 5.2. The Minimums for the period that begins on the second anniversary of the Physicians Launch Date and ends on the next anniversary of the Commencement Date shall be reduced pro rata to reflect the proportionate amount of the year at issue. Thereafter, the full Minimums shall apply. The parties hereto shall review and may modify the Minimums on each anniversary of the Physicians Launch Date for a Product if there is mutual agreement. Any modification of the Minimums must be in writing and must be signed by an authorized representative of both parties. The parties agree that the occurrence of any of the following events or conditions may negatively affect the marketability of the Products: (1) the introduction of directly competitive products, (2) final labeling for CroTAb(R) that does not specifically allow for the promotion of an improved safety profile (but only if the Wyeth Crotalid antivenom is commercially available in the Territory), and
(3) final labeling for DigiTAb(TM) that is not at least equal to the DigiBind labeling regarding safety, efficacy, and indications. If any of these things occur, the parties will promptly negotiate new Minimums which will become effective on the date of the occurrence, provided, that the newly negotiated Minimum for each Product shall not be less than twenty-five percent (25%) of the Product sales estimates specified for such Product on Schedule 7.4.

                  7.5 Altana shall insure that its distribution of the Products and its use of the Trademarks complies with all applicable laws and regulations within the Territory.



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                  7.6  Altana shall provide its sales force with training,
technical support and other assistance appropriate in promoting the Products based upon product management assistance provided by TAb including attendance by at least one TAb representative at at least one Altana training meeting covering each Product. TAb shall supply Altana with one (1) copy of Documentation and other TAb literature so that Altana may carry out such training. Altana sales representatives will be conversant with the technical language conventional to the Products and similar products in general pursuant to documentation supplied by TAb.

                  7.7 Altana shall not make representations, warranties, or guarantees with respect to the specifications, features or efficacy of the Products that are inconsistent with the literature distributed by TAb, including all warranties and disclaimers contained in the Documentation.

                  7.8 TAb will advise Altana promptly concerning any market information that comes to TAb's attention regarding the Products or the continued competitiveness of the Products in the marketplace outside the Territory. Altana will advise TAb promptly concerning any market information that comes to Altana's attention regarding the Product, its market position or the continued competitiveness of the Products within the Territory.

                  7.9 Altana shall transport and store the Products in accordance with instructions provided by TAb and all applicable laws and regulations.

                  7.10 Altana agrees not to promote, sell, distribute, or use for any purpose whatsoever any Products which Altana knows are damaged or spoiled. Altana shall not jeopardize the integrity of the container closure system for the Products.

                  7.11 Altana shall assign responsibility for the promotion, distribution, and sale of the Products to at least eighty-five percent (85%) of its Savage Laboratories division sales representatives at all times following the initial Commencement Date. From the initial Commencement Date until the second anniversary of the initial Physicians Launch Date, each such sales representative shall make sales calls to emergency rooms to promote and sell the Products an average of at least four times per year and to poison control centers to promote and sell the Products an average of at least six times per year, and during such sales calls, the Products shall be the primary detail.

                  7.12 Altana shall store, handle, and use the Products in accordance with the Documentation.

                  7.13 Altana shall be the primary contact for receipt of post-marketing adverse event reports from the medical community. TAb and Altana will jointly evaluate each such adverse event. TAb shall be responsible for reporting such events to the FDA.

         8.       Payments.

         Each party shall make payments as specified on Schedule 8.1.



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         9.       Records and Reporting.

                  9.1 Altana shall furnish TAb within thirty (30) days following each March 31, June 30, September 30, and December 31 of each calendar year, a complete and accurate statement for the immediately preceding quarterly period, said statement to be certified as accurate by the Senior Financial Officer of the division of Altana which manages distribution of the Products, and to include the following information: (a) total Net Sales Revenue on an aggregate basis; (b) number and gross selling price of Product sold; (c) information as to returns actually credited; (d) current inventory levels for Products; and (e) such other information as TAb reasonably may request. All amounts shall be stated in U.S. dollars.

                  9.2 Altana agrees that at all times during the existence of this Agreement, and for a period of seven (7) years thereafter, it will keep accurate books of account and other records containing all details relating to the distribution and sale of Products, and the calculation of Net Sales Revenue. Altana agrees that these books of account and other records shall be kept in accordance with the legal regulations in existence in the Territory and carefully preserved for at least seven (7) years.

                  9.3 Where TAb is not satisfied that statements made to it by Altana are accurate, TAb may give Altana written notice requesting Altana to confirm the accuracy of the statements made to TAb by conducting an internal review. Altana must provide a written response which confirms or corrects the statements within thirty (30) days. If Altana fails to provide its response or if TAb is still not satisfied, Altana agrees that TAb may inspect the books of account of Altana for the purpose of ascertaining or confirming the accuracy of the statements rendered hereunder. TAb shall also have the right to have an independent audit conducted by any national firm of independent public accountants ("Independent Auditors") of the books of account of Altana for the purpose of ascertaining or confirming the accuracy of the statements rendered hereunder. If an inspection by Independent Auditors reveals that Net Sales Revenue and/or corresponding payments have been understated in any report, then Altana shall pay to TAb the amount understated, immediately upon demand, plus interest accrued thereon from the date due at a rate equal to the prime rate announced by Citibank, N.A., New York, New York, on the date that the Independent Auditors inform TAb the amount has been understated. The cost of these inspections by the Independent Auditors shall be borne by TAb; provided, however, that if an inspection reveals that a statement rendered hereunder has understated Net Sales Revenue and/or corresponding payments by greater than five percent (5%), then the costs of such inspection shall be borne by Altana.

         10.      Order Procedure.

                  10.1 Purchase Orders in the First Two Years of Distribution. Within thirty (30) days of the Commencement Date for each Product, Altana shall submit a written order for the amount of each corresponding Product that it commits to purchase within one (1) year (a "Purchase Order in the First Two Years") from each respective Commencement Date. Once during each calendar quarter thereafter (each calendar quarter is herein referred to as a "Purchase Period") until the second anniversary of each Commencement Date, Altana shall provide TAb any additional Purchase Order in the First Two Years. Each Purchase Order in the First Two Years shall be accompanied by a standard form of purchase order indicating the quantity of each Product to be purchased, a non-refundable payment of thirty-three percent (33%) of the Purchase Price (defined herein) for the purchase order, and an estimated delivery schedule for such Product. TAb shall use its best efforts to supply each Product in accordance with any Purchase Order in the First Two Years made by Altana. Because of supply variables, no Purchase Order in the First



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
Two Years shall be binding upon TAb unless and until accepted by TAb in writing. All orders shall be subject to delays in production or delays due to causes beyond TAb's control. Should TAb not accept any one particular Purchase Order in the First Two Years, TAb (a) shall credit the payment accompanying the purchase order toward future orders, or (b) at the request of Altana, shall refund the entire payment accompanying the purchase order or the proportionate part thereof requested by Altana if Altana cancels a purchase order in its entirety or in part due to such delays. Such purchase orders and any acknowledgment thereof, whether printed, stamped, typed, or written shall be governed by the terms of this Agreement, and none of the provisions of such purchase orders or acknowledgments shall be enforceable except those specifying quantity ordered, delivery dates, and invoice information, and only if such provisions do not conflict with the terms hereof. All nonrefundable payments shall be credited in full against the Purchase Price on the corresponding Purchase Order in the First Two Years.

                  10.2 Preliminary Forecasts for Subsequent Purchase Orders. Within thirty (30) days of each Commencement Date, Altana shall provide TAb with a good-faith estimate of the amount of the corresponding Product which Altana shall purchase from TAb in the first calendar quarter beginning after the second anniversary of such Commencement Date (the "Preliminary Forecasts"). Within ninety (90) days after each such forecast is given and on the first day of each calendar quarter thereafter, Altana shall provide TAb with a forecast for the quarter that follows the last quarter of the preceding forecast and shall, within the limitations set forth herein, revise and update each quarterly forecast provided earlier, and deliver such updated and revised forecast to TAb prior to the start of each quarter during the term of this Agreement. Each such revised and updated forecast shall include Altana's good-faith estimate of the amount of each Product Altana shall purchase from TAb during each Purchase Period beginning one (1) year from the date such forecast is due to TAb (each quarterly forecast required by this Section 10.2, including all Preliminary Forecasts, is herein referred to as a "Forecast").

                  10.3 Subsequent Purchase Orders. Altana may revise the amount of Product estimated for purchase in any Preliminary Forecast, until one year prior to the start of each Purchase Period. In the Forecast which is due to TAb on or before one year prior to the start of a given Purchase Period, Altana shall indicate the amount of each Product which it thereby commits to purchase from TAb within one (1) year from the start of such Purchase Period (the "Purchase Order"). The quantity of any Product to be ordered pursuant to a Purchase Order shall not be less than seventy-five percent (75%), nor greater than one hundred twenty-five percent (125%) of the quantity indicated in the Preliminary Forecast for such Product; provided, however, that TAb shall use its best efforts to supply the Products for orders by Altana in excess of such amounts. Each Purchase Order shall be accompanied by a standard form of purchase order indicating the quantity of each Product to be purchased, a nonrefundable payment of thirty-three percent (33%) of the Purchase Price (defined herein) for the Purchase Order, and an estimated delivery schedule for such Product, which shall not commence sooner than one (1) year from the date of such Purchase Order. Such purchase orders and any acknowledgment thereof, whether printed, stamped, typed, or written shall be governed by the terms of this Agreement, and none of the provisions of such purchase orders or acknowledgments shall be enforceable except those specifying quantity ordered, delivery dates, and invoice information, and only if such provisions do not conflict with the terms hereof. Any nonrefundable payments shall be credited in full against the Purchase Price on the corresponding Purchase Order.



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
                  10.4 Delivery Instructions. On or before six (6) months prior to the start of a given Purchase Period, Altana shall indicate the amount of each Product which it requires to be delivered to Altana during the Purchase Period (the "Initial Delivery Amount"). The Initial Delivery Amount shall not be less than fifty percent (50%), nor greater than one hundred percent (100%), of the quantity indicated in the Purchase Order in the First Two Years or Purchase Order for such Product. Altana reserves the right to reject, in whole or in part, any shipments of Products that have a shelf life of less than eighteen
(18) months (as indicated on the corresponding FDA-approved label). To the extent that the Initial Delivery Amount is less than the amount indicated in the Purchase Order in the First Two Years or Purchase Order (such difference being the "Delayed Delivery Amount"), Altana hereby commits to accept delivery of the Delayed Delivery Amount prior to the end of one (1) year from the start of the Purchase Period to which such Delayed Delivery Amount pertains and to pay TAb for such Delayed Delivery Amount in accordance with the terms hereof. Altana shall indicate an acceptable delivery date for the Delayed Delivery Amount not less than ninety (90) days prior to such delivery date.

         11.      Shipment, Risk of Loss, and Delivery.

                  11.1 Altana shall take delivery of all Product C.I.F. the John
F. Kennedy Airport at New York, New York ("JFK") or C.I.F. such other location as the parties may agree. TAb will be responsible for and pay all shipping, freight, and insurance charges for delivery to JFK or such other agreed location, and Altana will be responsible for and pay all customs clearance costs.

                  11.2 All risk of loss, spoilage, or damage shall pass to Altana upon delivery by TAb to JFK or to Altana, whichever first occurs. Unless Altana advises TAb to the contrary in writing, TAb may make partial shipments of Altana's orders, to be separately invoiced and paid for when due.

         12.      Product Management Assistance.

                  TAb shall provide Altana with reasonable product management assistance based on TAb's experience with the Product, its business contacts, and its relationships with opinion leaders, subject to availability of appropriate personnel. Such assistance shall be for informational purposes only, and Altana shall have sole responsibility for determining the adequacy of such information.

         13.      Compliance.

                  13.1 TAb agrees that its conduct in performing its obligations under this Agreement shall conform in all material respects to all applicable laws and regulations of the U.S. and foreign governments (and political subdivisions thereof).

                  13.2 Altana agrees that its conduct in performing its obligations under this Agreement shall conform in all material respects to all applicable laws and regulations of the U.S. and foreign governments (and political subdivisions thereof).

         14.      Trademarks and Proprietary Rights.

                  14.1 "CroTAb(R)" is a registered trademark of TAb. TAb has made application to register the trademarks, DigiTAb(TM) and TriTAb(TM) in the United States.

                  14.2 Altana shall not use any alternative trademark or other designation of origin on or in connection with Products unless and until Altana has given at least ninety (90) days' prior written notice to TAb and TAb has approved the use of such trademark in writing.

                  14.3 For the purpose of protecting its trademark rights and any registrations of the Trademarks, TAb shall have the right to supervise and control Altana's use of TAb's Trademarks. Altana shall not have any right, title, or interest, express or implied, in the Trademarks. Altana's right to use any Trademarks developed by TAb for use with the Product shall be nonassignable and nonexclusive as to distribution of CroTAb(R) to zoos and military purchasers in the Territory and as to distribution of any Product outside of the Territory.

                  14.4 Altana agrees to use only those labels, imprints, and other devices, and only the format or formats and design or designs of the Trademarks which are approved by TAb in writing. TAb shall have the right to restrict the use of a particular design or format of the Trademarks to a particular use, within the scope of this Agreement, and require that said format or design of the Trademarks be put to no other use.

                  14.5 Altana shall submit to TAb for its written approval, which shall not be unreasonably withheld or delayed, prior to any use or dissemination thereof, two (2) copies of all labels, designs, cartons, containers, or other packaging or wrapping, and all related advertising, promotional, and display material (collectively, "Packaging and Promotional Material"). TAb's trade name and relevant Trademarks shall be prominently displayed on all labels and other Packaging and Promotional Material. Altana shall make no use whatsoever of any Packaging and Promotional Material prior to receiving TAb's written approval pursuant hereto. After samples of Packaging and Promotional Material have been approved as provided herein, Altana shall not depart therefrom in any material respect without TAb's prior written consent.

                  14.6 TAb shall respond to all requests for approval required by this Section 14 within fourteen (14) days of receipt of Altana's written request and accompanying Product and/or accompanying materials. No approval shall be effective unless in writing and signed by a TAb officer. If TAb has not responded within fourteen (14) days, the material will be deemed to have been approved.

                  14.7 Altana agrees that it shall not adopt or use for any purpose any variation of the Trademarks or any word, design, or mark likely to be confused with the Trademarks. Altana further agrees not to register during the term of the Agreement and thereafter, in any country any name, word, design, logo, or mark resembling or confusingly similar to any of the Trademarks.

                  14.8 Altana agrees not to advertise, promote, sell, distribute, or use for any purpose whatsoever any Product or Packaging and Promotional Material which Altana knows are damaged or spoiled. Altana shall not jeopardize the integrity of the container closure system for the Products.

                  14.9 Altana acknowledges that all Trademarks and all rights and goodwill pertaining thereto are the exclusive property of TAb. Altana further acknowledges that TAb is the sole and exclusive owner of all present and future right, title, and interest in and to the Products, including, without limitation, (a) all worldwide patent rights, including registrations and applications, Product Approvals, Regulatory Filings, copyrights, and related rights, in or related to the Products and any present and future renewals thereof, (b) all rights (including copyrights) in the appearance, packaging, design, trade dress, and other identifying features of the Products and the Packaging and Promotional Materials, (c) the Trade Secrets and the Results, (d) any adaptations, additions, derivatives, translations, and/or improvements to any of the foregoing, and (e) all other intangible or intellectual property rights in the Products. The Trademarks and other rights and properties described in this Section 14.9 are referred to collectively as the "Proprietary Rights."

                  14.10 Altana agrees it will not challenge, oppose or cancel, or permit any act or thing that would endanger any right of TAb in any Product or the Proprietary Rights, nor will Altana claim any proprietary interest in any Product or the Proprietary Rights. Altana agrees that its use of Trademarks shall inure to the benefit of TAb, and that Altana shall not, at any time, acquire any rights in Trademarks by virtue of any use it may make hereunder. Altana shall not apply to register rights in the Product or the Proprietary Rights with any governmental authority.

                  14.11 During the term of this Agreement, each party shall promptly give the other notice of:

                  (a) any claim or allegation that the exercise of the rights under this Agreement constitutes an infringement of the rights of any third party; and

                  (b) any third party's infringement or threatened infringement of any of the Proprietary Rights of which it becomes aware.

                  14.12 Altana will cooperate with TAb at TAb's expense in any actions taken against any Person infringing any of TAb's patents and trademarks related to the Products. TAb shall promptly enforce its rights against any Person that is believed to be infringing TAb's patents and trademarks related to the Products in a manner that has a substantial negative impact on Altana's ability to market the Product. TAb shall have control over any related prosecution or proceeding and shall bear all costs in connection with such prosecution or proceeding.

                  14.13 As both a covenant by Altana and a condition of TAb's authorization of Altana's distribution, Altana will include on all Packaging and Promotional Material, all patent, trademark, and other notices of proprietary rights reasonably required by TAb. Altana, at all times when it uses a Trademark, shall conspicuously note that the Trademark is used under license from TAb, and shall indicate TAb's ownership of the Trademark along with the registration symbol "(R)" for registered trademarks (or the designation TM where applicable as specified by TAb). Altana agrees not to alter, erase, deface or overprint any such notice on any item provided by TAb. Altana agrees that all Packaging and Promotional Material shall identify TAb as the source of the Product, and agrees to comply with TAb's reasonable instructions in this regard.

         15.      Duration and Termination of Agreement.

                  15.1 This Agreement is effective on the date first written above and, unless earlier terminated in accordance with the provisions hereof, this Agreement shall terminate five (5) years from the last of the three (3) Commencement Dates, but in any event, no later than September 30, 2005. On such expiration date of the initial term, the term of this Agreement shall be automatically continued for a successive period of five (5) additional years for all Products except for any Product previously terminated by Altana pursuant to Section (8) of Schedule 8.1; provided, if Altana has failed to meet the Minimums for any Product pursuant to Section 7.4, this Agreement shall not be renewed if either party provides sixty (60) days' notice prior to expiration of the term of its intent not to renew.

                  15.2 If either party materially breaches any of its obligations under this Agreement, the other party may give notice of such material breach in accordance with the provisions of Section 21.2 hereof. If the breaching party does not cure the material breach within thirty (30) days from the date of receipt of the notice, then the notifying party may terminate this Agreement.

                  15.3 Either party hereto shall have the right to terminate this Agreement immediately and without prior notice in the event that the other party files a petition for voluntary bankruptcy, has a petition for involuntary bankruptcy filed against it (which petition is not withdrawn within sixty (60) days of such filing), is adjudicated to be or becomes bankrupt, places any of its property in liquidation for the purpose of meeting claims of its creditors, is otherwise unable to pay its debts as such debts become due (including, but not limited to, payments due hereunder), or ceases to function as a going concern.

                  15.4 The obligations of both parties under Sections 8, 9, 11, 13, 14, 15, 16, 18, 19, 20 and 21 hereof shall survive the expiration or termination of this Agreement.

                  15.5 Upon termination of this Agreement as a result of an uncured breach by TAb of its obligations as set forth in Section 15.2, TAb shall promptly reimburse Altana any payments by Altana of thirty-three percent (33%) of the Purchase Price for any unfilled Purchase Orders. Upon termination or expiration of this Agreement for any reason, TAb shall not have any liability for actual or alleged loss of goodwill, or on account of any leases or overhead allocated to any Product. Altana acknowledges and agrees that it has no expectation and has received no assurances that its business relationship with TAb will continue beyond the stated term of this Agreement or its earlier termination in accordance with this Section 15.

                  15.6 Upon expiration or termination of this Agreement (a) Altana may continue to sell and distribute the Products to the extent necessary to fulfill all orders placed by End Users prior to the date of such termination, and (b) if Altana has existing inventory of the Products in excess of orders placed prior to the date of such termination, Altana shall have a period of six
(6) months from the date of such termination (in either case, the "Sell-Off Period") to advertise, promote, sell and distribute such existing inventory. All terms and conditions of this Agreement shall remain in full force and effect during any such Sell-Off Period. Immediately upon such expiration or termination or, if applicable, upon the expiration of the Sell-Off Period, (i) Altana shall cease all use of the Products, the Packaging and Promotional Materials, the Trademarks, and all other Proprietary Rights, including all advertisement, promotion, sale, and distribution of the Products, (ii) all rights granted by TAb herein shall revert to TAb, (iii) Altana shall destroy all Packaging and Promotional Material and certify the same to TAb, and (iv) Altana shall prepare and deliver to TAb a final accounting. Any and all amounts shown on such inventory statement and final accounting shall be due and payable no later than thirty (30) days following the date of termination or expiration, or if applicable, the expiration of the Sell-Off Period.

                  15.7 Notwithstanding the above, should TAb terminate this Agreement pursuant to Section 15.2 or 15.3, Altana shall not be entitled to a Sell-Off Period, the provisions of subparts (i)-(iv) of Section 15.6 shall be effective immediately, and TAb shall have the right, in its sole discretion, subject to applicable bankruptcy law in the event of termination pursuant to
Section 15.3, to either (a) purchase all or a portion of the Products in Altana's possession at the Purchase Price paid by Altana, which inventory shall be returned to TAb or destroyed by Altana at TAb's direction, or (b) permit Altana to sell such Products in Altana's possession.

         16.      Indemnification.

                  16.1 Altana shall indemnify and hold harmless TAb, its subsidiaries, and affiliates, and their officers, directors, employees, agents, and shareholders, notwithstanding termination of this Agreement, against any liability, damage, loss, cost, or expense (including reasonable attorneys' fees) relating to any third party claims arising from:

                  (a)  default under any provision of the Agreement by Altana;

                  (b) any alleged negligence, gross negligence, or intentional misconduct of Altana; or

                  (c) promotion, distribution, and sale of the Products by Altana;

provided that upon receipt of notice by TAb of any such claims, TAb shall promptly notify Altana. TAb shall permit Altana to handle such claims at Altana's sole cost, and TAb shall give Altana all reasonable assistance (except financial assistance) in the conduct of any such claims. In no event is Altana authorized to settle or compromise any claim, or to consent to the entry of any order or judgment, without the prior written consent of TAb. Altana shall maintain products liability insurance with limits of liability of not less than $20,000,000 and naming TAb as additional insured under said policy from the commencement of marketing through termination of this Agreement on an occurrence basis. Altana shall provide a Certificate of Insurance to TAb evidencing said coverage annually.

                  16.2 TAb shall indemnify and hold harmless Altana, its subsidiaries and affiliates, and their officers, directors, employees, agents, and shareholders, notwithstanding termination of this Agreement from all liability, damage, cost, or expense (including reasonable attorneys' fees) relating to any third party claims arising from:

                  (a)  default under any provision of the Agreement by TAb; or

                  (b) any alleged negligence, gross negligence, or intentional misconduct of TAb; or

                  (c)  any claim of an inherent defect in a Product;

                  (d) any alleged infringement of a third party patent or trademark as a result of the manufacture, use, or sale of a Product;

provided that upon receipt of notice by Altana of any such claims, Altana shall promptly notify TAb. Altana shall permit TAb to handle such claims at TAb's sole cost, and Altana shall give TAb all reasonable assistance (except financial assistance) in the conduct of any such claims. In no event is TAb authorized to settle or compromise any claim, or to consent to the entry of any order or judgment, without the prior written consent of Altana. TAb shall maintain products liability insurance with limits of liability of not less than $20,000,000 and naming Altana as additional insured under said policy from the commencement of marketing through termination of this Agreement on an occurrence basis. TAb shall provide a Certificate of Insurance to Altana evidencing said coverage annually.

         17.      Representations and Warranties.

                  17.1 TAb represents and warrants that to the best of its knowledge as of the date hereof, the manufacture, use, or sale of the Products do not infringe any patent, trademark, or other rights held in the Territory by a third party.

                  17.2 Altana represents and warrants that (a) it is a company duly organized and validly existing under the laws of New York; (b) the execution and delivery by Altana of this Agreement, the performance by Altana of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and no other act or approval of any person or entity is required to authorize such execution, delivery, and performance; (c) the Agreement constitutes a valid and binding obligation of Altana, enforceable in accordance with its terms; (d) this Agreement and the execution and delivery thereof by Altana, does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) conflict with any of, or require the consent of any person or entity under, the terms, conditions, or provisions of the organizational documents of Altana, (ii) violate any provision of, or require any consent, authorization, or approval under, any law or administrative regulation or any judicial, administrative, or arbitration order, award, judgment, writ, injunction, or decree applicable to Altana, or (iii) conflict with, result in a breach of, or constitute a default under, any material agreement or obligation to which Altana is a party.

                  17.3 TAb represents and warrants that (a) it is a corporation duly organized and validly existing under the laws of the State of Delaware; (b) the execution and delivery by TAb of this Agreement, the performance by TAb of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and no other act or approval of any person or entity is required to authorize such execution, delivery, and performance; (c) the Agreement constitutes a valid and binding obligation by TAb, enforceable in accordance with its terms; (d) this Agreement and the execution and delivery thereof by TAb, does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not (i) conflict with any of, or require the consent of any person or entity under, the terms, conditions, or provisions of the organizational documents of TAb, (ii) violate any provision of, or require any consent, authorization, or approval under, any law or administrative regulation or any judicial, administrative, or arbitration order, award, judgment, writ, injunction, or decree applicable to TAb, or (iii) conflict with, result in a breach of, or constitute a default under, any material agreement or obligation to which TAb is a party.

         18.      Disclaimer of Warranties; Limited Liability.

                  18.1 Under no circumstances shall either party be liable to the other party on account of any claim (whether based upon principles of contract, warranty, negligence or other tort, breach of any statutory duty, principles of indemnity, the failure of any limited remedy to achieve its essential purpose, or otherwise) for any special, consequential, incidental or exemplary damages, including but not limited to lost profits, or for any damages or sums paid by a party to third parties, even if the other party has been advised of the possibility of such damages, except for breach by TAb of the warranty in Section 17.1 above.

                  18.2 TAb disclaims all implied warranties, including, without limitation, any warranty of merchantability or fitness for a particular purpose.

         EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TAB MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NOT EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  18.3 Except as expressly set forth in this Agreement, TAb's sole liability to Altana for breach of warranty or for negligence or otherwise shall be to replace promptly, free of charge, any nonconforming Products (i.e. any Products that do not conform to the Specifications at the time of delivery to Altana). Altana shall destroy or return to TAb all such nonconforming Products, as instructed by TAb.

                  18.4 If either of the parties hereto is required by judicial or administrative order to recall any Product, such party shall promptly notify the other party. In such event, TAb shall develop a compliance plan for both parties hereto, and at TAb's sole expense, TAb and Altana shall make best efforts to comply with such compliance plan.

         19.      Confidentiality.

                  19.1 In consideration of the mutual exchange and disclosure of Confidential Information, each party undertakes in relation to the other party's Confidential Information:

                  (a) to treat the Confidential Information as strictly confidential and not permit Confidential Information to be disclosed to third persons;

                  (b) to use the Confidential Information only for the purpose of this Agreement and not to use the Confidential Information for any commercial purpose other than under a further agreement with the other party;

                  (c) not to copy or reduce to writing the Confidential Information except as reasonably necessary for the purposes of this Agreement. Any copies or reductions to writing so made and data storage media containing Confidential Information shall be owned by the disclosing party;

                  (d) to take all reasonable steps to insure that recipients of Confidential Information comply with the terms of this Agreement, including all restrictions on use, disclosure, and dissemination of Confidential Information. Such steps shall include, without limitation, measures to insure that each recipient has read, understands, and agrees to the provisions hereof. Each party shall notify the other immediately upon becoming aware of any breach hereof and shall take all reasonable steps to prevent any further disclosure or unauthorized use;

                  (e) only to permit Confidential Information or any part thereof to be disclosed to those of its employees and Third Parties authorized by the disclosing party to whom it is strictly necessary to disclose Confidential Information for the purpose of undertaking and satisfactorily completing its obligations under this Agreement. The receiving party is responsible for the performance of the obligations in this Agreement on the part of its employees; and

                  (f) to maintain the Confidential Information in a way which provides adequate protection of such information from unauthorized disclosure, copying, or use.

                  19.2 Upon termination or expiration of this Agreement, TAb shall deliver to Altana (a) all Confidential Information of Altana, all copies thereof, and all documents and storage media containing Confidential Information of Altana, (b) the names and addresses of all recipients of Confidential Information of Altana, and (c) a written certification that TAb has complied with its obligations under this Section 19.2.

                  19.3 Upon termination or expiration of this Agreement, Altana shall deliver to TAb (a) all Confidential Information of TAb, all copies thereof, and all documents and storage media containing Confidential Information of TAb, (b) the names and addresses of all recipients of Confidential Information of TAb, and (c) a written certification that Altana has complied with its obligations under this Section 19.3.

                  19.4 Each recipient of Confidential Information shall keep confidential and not use, except as provided herein, all Confidential Information.

         20.      Enforcement.

         Each party acknowledges that in the event of breach of its covenants under this Agreement, actual damages will be impossible to calculate, the other party's remedies at law will be inadequate, and the other party will suffer irreparable harm. Therefore, each party agrees that any of the covenants contained in this Agreement may be specifically enforced through injunctive relief, but such right to injunctive relief shall not preclude the other party from other remedies which may be available to it.

         21.      General.

                  21.1 No waiver or modification of the Agreement shall be effective unless in writing and signed by the party against whom such waiver or modification is asserted. Waiver by either party in any instance of any breach of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach of the same or of any other term or condition hereof. None of the terms or conditions of this Agreement shall be deemed to have been waived by course of dealing or trade usage.

                  21.2 All notices and demands hereunder shall be in writing and shall be served by personal delivery, by registered mail, by recognized national courier, or by facsimile transmission at the address of the receiving party set forth below (or at such different address as may be designated by such party by written notice to the other party).

TAb:                                         Altana:

Therapeutic Antibodies Inc.                  Altana, Inc.
1207 17th Avenue South, Suite 103            60 Baylis Road
Nashville, Tennessee 37212                   Melville, New York 11747
Attention: President                         Attention: President
Fax: 1-615-320-1212                          Fax: 1-516-454-6389

All notices or demands shall be deemed received on the earlier of actual receipt or seven (7) days after posting if sent by mail, three days after delivery to national courier, or upon receipt of fax-back confirmation if sent by facsimile.

                  21.3 (a) If any dispute arising out of the subject matter of this Agreement cannot be resolved by discussion between the parties, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration or any other dispute resolution procedure.

         (b) Any dispute not resolved in accordance with Section (a) above shall be settled by arbitration proceedings administered in accordance with Section (c) below, and judgment on the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof. The parties shall jointly select an arbitrator. In the event the parties fail to agree upon an arbitrator within ten (10) days, then each party shall select an arbitrator, and such arbitrator shall then select a third arbitrator to serve as the sole arbitrator; provided, that if either party, in such event, fails to select an arbitrator within seven (7) days, such arbitrator shall be selected by the American Arbitration Association, as applicable, upon application of either party.

         (c) Arbitration shall be administered in Atlanta, Georgia, by the American Arbitration Association in accordance with its Commercial Arbitration Rules. Notwithstanding the foregoing, this agreement to arbitrate shall not bar TAb and/or Altana from seeking temporary, provisional, or injunctive relief against conduct or threatened conduct that will cause it loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions. In any such action, suit, or proceeding, both parties hereby consent to the jurisdiction of any state or federal court in Nashville, Tennessee, for each of them personally in connection with such litigation, and waive any objection to venue in such courts and any claim that such forum is an inconvenient forum.

                  21.4 This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

                  21.5 In the event that any provision of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provision will be enforced to the maximum extent permissible and the remaining portions of this Agreement shall remain in full force and effect.

                  21.6 Neither party shall be responsible for any failure or delay in performing its obligations under this Agreement due to unforeseen circumstances or to causes beyond such party's control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, governmental decrees or regulations, fire, floods, accidents, or strikes.

                  21.7 This Agreement and the Schedules hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersedes in their entirety and any and all written or oral agreements previously existing between the parties with respect to such subject matter. The terms of this Agreement may be modified only by a writing which is signed by both parties.

                  21.8 The terms of this Agreement are intended solely for the benefit of the parties hereto. They are not intended to confer upon any Person the status of a third party beneficiary. Except as otherwise provided for by this Agreement, the terms hereto shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties hereto.

                  21.9 This Agreement shall not be assigned by either party without the prior written consent of the other party, and the performance of its duties shall not be delegated; provided, however, that either party may assign this Agreement to any entity which acquires substantially all of its assets and business.

                  21.10 Neither party hereto shall issue a press release or otherwise make a public statement with respect to the subject matter hereof without the prior consent of the other party, except as may be required by law.

                  21.11 The parties expressly acknowledge and agree that Altana shall act only as an independent contractor of TAb and that this Agreement shall not be deemed to create an agency, partnership, employment, or joint venture relationship between TAb and Altana. Nothing in this Agreement shall be construed as a grant of authority to Altana to accept any order, waive any right, incur any obligation or liability, enter into any agreement, grant any release or otherwise purport to act in the name of TAb. Nothing in this Agreement shall be construed as a grant of authority to TAb to accept any order, waive any right, incur any obligation or liability, enter into any agreement, grant any release or otherwise purport to act in the name of Altana. Except as expressly set forth herein, the parties agree that TAb shall neither exercise control over Altana's method of operations nor provide assistance to Altana.

                  21.12 Neither party hereto shall solicit or hire any employee or agent of the other party hereto without the prior written consent of the other party for a period of at least one year after termination of such employee's employment or agent's agreement with the other party.

                  21.13 The operations, policies and procedures of TAb, including those related to TAb's performance of this Agreement, are subject to the sole management and control of TAb. The operations, policies, and procedures of Altana, including those related to Altana's performance of this Agreement, are subject to the sole management and control of Altana.

                  21.14 This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

                  21.15 Nothing contained herein shall be construed as conferring by implication, estoppel, or otherwise any license or right under any patent, whether or not the exercise of any right herein granted necessarily employs an invention or any existing or later issued patent.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representative effective on the date first set forth above.

Altana, Inc.                                     Therapeutic Antibodies Inc



By:                                        By:
   ----------------------------------         ----------------------------------

Name:                                      Name:
     --------------------------------           --------------------------------

Title:                                     Title:
      -------------------------------            -------------------------------